EXHIBIT 99.1

FOR IMMEDIATE RELEASE

TEARLAB APPOINTS ANTHONY E. ALTIG TO BOARD POSITION

San Diego, CA – January 20, 2009 - OccuLogix, Inc. dba TearLab Corporation (NASDAQ: TEAR and TSX: TLB) today announced that Anthony E. Altig has been appointed to its Board of Directors and will also serve as the chairman of the Audit Committee of the Board.

Mr. Altig, 53, is the chief financial officer at Pelican Life Sciences a company that manufactures microbiological and molecularbiological consumables. He has also served as a director of Optimer Pharmaceuticals since November 2007. Previously, he held the position of chief financial officer of Diversa Corporation (subsequently Verenium Corporation), a public company focused on enzyme technology. Prior to joining Diversa, Mr. Altig served as the chief financial officer of Maxim Pharmaceuticals, Inc., a public biopharmaceutical company, and was chief financial officer of NBC Internet, Inc., an internet portal company, which was acquired by General Electric.

Eric Donsky, CEO of TearLab said, "On behalf of the staff and Board of TearLab, I would like to welcome Tony to our team. His expertise and understanding of enzyme technology combined with his deep knowledge of the intricacies of the biopharmaceutical industry will help bring significant intellectual capital to TearLab's Board. We look forward to working with Tony and further benefiting from his valuable experience as a public company chief financial officer."

Additionally, Mr. Altig was the chief accounting officer at USWeb Corporation, and has extensive experience serving biotechnology and other technology companies from his tenure at both PricewaterhouseCoopers and KPMG. In addition, he currently serves as a director and chair of the Audit Committee for MultiCell Technologies, Inc., a public biopharmaceutical company. Mr. Altig received a B.S. degree from the University of Hawaii.

About OccuLogix, Inc. dba TearLab Corporation
OccuLogix dba TearLab Corporation (www.tearlab.com) is an ophthalmic device company developing and commercializing novel, lab-on-a-chip technologies (integrating one or several laboratory functions on a chip only millimeters in size) that enable eye care practitioners to test for highly sensitive and specific biomarkers in tears at the point-of-care.

Forward-Looking Statements
This press release may contain forward-looking statements. These statements relate to future events and are subject to risks, uncertainties and assumptions about the Company. These statements are only predictions based on our current expectations and projections about future events. You should not place undue reliance on these statements. Actual events or results may differ materially. Many factors may cause our actual results to differ materially from any forward-looking statement, including the factors detailed in our filings with the Securities and Exchange Commission and Canadian securities regulatory authorities, including but not limited to our Forms 10-K and 10-Q. We do not undertake to update any forward-looking statements.

For Further Information Please Contact:

Investor Relations:
Mona J. Walsh
Edelman
212-704-4598
mona.walsh@edelman.com

Media Inquiries:
Tracy Puckett
TearLab Corporation
404-797-5526
tpuckett@tearlab.com

Amy Hytowitz
Edelman
(323) 202-1028
amy.hytowitz@edelman.com

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